EXHIBIT A

LAREDO RESOURCES CORP.
2014 EMPLOYEE AND CONSULTANT INCENTIVE EQUITY PLAN

             1.        Purpose.

             The purpose of the Laredo Resources Corp. 2014 Employee and Consultant Incentive Equity Plan (the “Plan”) is to promote the long-term profitability of Laredo Resources Corp. (the Company”) and to enhance value for its stockholders by offering incentives and rewards to key employees, consultants, directors and officers of the Company, to retain their services and to encourage them to acquire and maintain stock ownership in the Company as well as helping the Company obtain and retain the services of persons providing consulting services upon whose judgment, initiative, efforts and/or services the Company is substantially dependent, by offering to or providing those persons with incentives or inducements affording such persons an opportunity to become owners of capital stock of the Company. The type of incentive Awards that may be provided under the Plan will enable the Company to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its businesses.

             2.        Definitions.

                          (a)        Affiliate - The term "Affiliate" is defined as any person controlling the Company, controlled by the Company, or under common control with the Company.

                          (b)        Agreement – means an agreement between the Company and the Holder setting forth the terms and conditions of an Award under the Plan.

                          (c)        Award - the term "Award" is collectively and severally defined as any Stock Option, Restricted Stock and/or other Stock Based Award granted under this Plan.

                          (b)        Board - the term "Board" is defined as the Board of Directors of the Company, as such body may be reconstituted from time to time.

                          (e)        Code – means the Internal Revenue Code of 1986, as amended from time to time.

                          (f)        Committee – the term “Committee” means the Board or any committee of the Board that the Board may designate to administer the Plan or any portion thereof. If no Committee is so designated, then all references in this Plan to “Committee” shall mean the Board.

                          (g)        Common Stock - The term "Common Stock" is defined as the Company's common stock, $0.001 par value per share.

                          (h)        Company - The term "Company" is defined as Laredo Resources Corp., a corporation organized and existing under the laws of the State of Nevada.

                          (i)         Disposed - The term "Disposed" (or the equivalent terms "Disposition" or "Dispose") is defined as any transfer or alienation of an Award which would directly or indirectly change the legal or beneficial ownership thereof, whether voluntary or by operation of law, or with or without the payment or provision of consideration, including, by way of example and not limitation: (i) the sale, assignment, bequest or gift of the Award; (ii) any transaction that creates or grants a right to obtain an interest in the Award; (iii) any transaction that creates a form of joint ownership in the Award between the Recipient and one or more other Persons; (iv) any Disposition of the Award to a creditor of the Recipient, including the hypothecation, encumbrance or pledge of the Award or any interest therein, or the attachment or imposition of a lien by a creditor of the Recipient of the Award or any interest therein which is not released within thirty (30) days after the imposition thereof; (v) any distribution by a Recipient which is an entity to its stockholders, partners, co-venturers or members, as the case may be, or (vi) any distribution by a Recipient which is a fiduciary such as a trustee or custodian to its settlors or beneficiaries.

                          (j)         Effective Date – means the date as set forth in Section 12.1 below.

                          (k)        Eligible Person - The Company may engage “advisors” and/or “consultants” who may participate in this Plan, as long as such “advisors” and/or “consultants” fit the definition of “employee” included in the General Instructions to Securities and Exchange Commission (the “SEC”) Form S-8, which define the term “employee” to include an employee, director, general partner, officer, consultant or advisor. Such General Instructions impose three essential limitations on “consultants” or “advisors” eligible for participation in a plan covered by SEC Form S-8. Therefore, in order for a “consultant” or “advisor” rendering services to the Company to be an “eligible consultant” under this Plan and to be eligible to receive shares of Common Stock of the Company under this Plan and pursuant to the Form S-8 filed by the Company with the SEC, such “consultant” or “advisor” (i) must be a natural person; (ii) must provide bona fide services to the Company; (iii) the services rendered by such “consultant” or “advisor” may not be in connection with the offer or sale of securities in a capital-raising transaction and may not directly or indirectly promote or maintain a market for the Company’s securities.

                          (l)        Fair Market Value - The term "Fair Market Value" shall mean as of any given date: (i) if the Common Stock is listed on a national securities exchange, the closing price of the Common Stock in the principal trading market for the Common Stock on such date, as reported by the exchange (or on the last preceding trading date if such security was not traded on such date); (ii) if the Common Stock is not listed on a national securities exchange, but is traded in the over-the-counter market, the closing bid price for Common Stock on such date, as reported by the OTC Bulletin Board or the OTC Markets Group Inc. or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Committee shall determine in good faith.

                          (m)        Holder - The term “holder” is defined as a person who has received an Award under the Plan.

                          (n)        Normal Retirement – means retirement from active employment with the Company or any Subsidiary, other than for Cause or due to death or disability, of a Holder who: (i) has reached the age of 65; (ii) has reached the age of 62 and has completed five years of service with the Company; or (iii) has reached the age of 60 and has completed 10 years of service with the Company.

                          (o)      Other Stock Based Award – means an Award under Section 9 below, that is valued in whole or in part by reference to, or is otherwise base upon Common Stock.

                          (p)      Parent – the term “parent” means any present or future “parent corporation” of the Company, as such term is defined in Section 424(e) of the Code.

                          (q)      Plan - The term "Plan" is defined as this 2013 Employee and Consultant Incentive Equity Plan, as may be amended from time to time.

                          (r)      Recipient - The term "Recipient" is defined as any Eligible Person who, at a particular time, receives the grant of an Award.

                          (s)      Repurchase Value – shall mean the Fair Market Value in the event the Award to be repurchased under Section 10.2 is comprised of shares of Common Stock and the difference between Fair Market Value and the Exercise Price (if lower than Fair Market Value) in the event the Award is a Stock Option or Stock Appreciation Right, in each case, multiplied by the number of shares subject to the Award.

                          (t)      Restricted Stock – shall mean Common Stock, received under an Award made pursuant to Section 8 below, that is subject to restrictions under said Section 8.

                          (u)      SAR Value –the term “SAR Value” shall mean the excess of the Fair market Value (on the exercise date) over the exercise price that the participant would have otherwise had to pay to exercise the related Stock Option, multiplied by the number of shares for which the Stock Appreciation Right is exercised.

                          (v)      Securities Act - The term "Securities Act" is defined as the Securities Act of 1933, as amended (references herein to Sections of the Securities Act are intended to refer to Sections of the Securities Act as enacted at the time of the adoption of this Plan by the Board and as subsequently amended, or to any substantially similar successor provisions of the Securities Act resulting from recodification, renumbering or otherwise).

                          (w)      Stock Appreciation Right – means the right to receive from the Company, on surrender of all or part of the related Stock Option, without a cash payment to the Company, a number of shares of Common Stock equal to the SAR Value divided by the Fair Market Value (on the exercise date).

                         (x)      Stock Option or Option – means any option to purchase shares of Common Stock that is granted pursuant to the Plan.

                          (y)      Subsidiary – shall mean any present or future “subsidiary corporation” of the Company, as such term is defined in Section 424(f) of the Code.

     3.     Plan Administration

             The Board of Directors of the Company (the “Board”) shall be responsible for administering the Plan. Notwithstanding the foregoing, the Board may appoint a Committee composed of two or more of members of the Board who shall be “non-employee Directors” as defined in Rule 16b-3 promulgate under the Securities Act, to administer the Plan and, in the event of such appointment, the Committee shall be responsible for administering the Plan and shall have the powers otherwise granted to the Board under the Plan. The Board shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes but is not limited to selecting award recipients for Board members, executive officers, non-executive employees and consultants of the Company pursuant to the terms of the Plan for the award of (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock and/or (iv) Other Stock-Based Awards; establishing all award terms and conditions and adopting modifications, amendments and procedures, as well as rules and regulations governing awards under the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The interpretation and construction of any provision of the Plan or any option or right granted hereunder and all determinations by the Board in each case shall be final, binding and conclusive with respect to all interested parties.

4.	Shares of Common Stock Subject to the Plan.

4.1

Number of Shares. The total number of shares of Common Stock reserved and available for issuance under the Plan shall be Seven Hundred Million (700,000,000) shares. Shares of Common Stock under the Plan may consist, in whole or in part, or authorized and unissued shares or treasury shares. If any share of Common Stock that have been granted pursuant to a Stock Option ceases to be subject to a Stock Option, or if any shares of Common Stock that are subject to any Stock Appreciation Right, Restricted Stock, Deferred Stock Award, or Other Stock-Based Award granted hereunder are forfeited or any such Award otherwise terminates without a payment being made to the Holder in the form of Common Stock, such shares shall again be available for distribution in connection with future grants and Awards under the Plan.

4.2

Adjustments upon Changes in Capitalization, Etc. In the event of any stock dividend, stock split, reverse stock split, combination or exchange of shares, or other similar event (not addressed in Section 4.3 below) occurring after the grant of an Award, which results in a change in the shares of Common St6ock of the Company as a whole, (i) the number of shares issuable in connection with any such Award and the purchase price thereof, if any, shall be proportionately adjusted to reflect the occurrence of any such event and (ii) the Committee shall determine whether such change require an adjustment in the aggregate number of shares reserve for issuance under the Plan or to retain the number of shares reserved and available under the Plan in their sole discretion. Any adjustment required by this Section 4.2 shall be made by the Committee in good faith, subject to Board authorization if indicated, whose determination shall be final, binding and conclusive.

4.3

Certain Mergers and Similar Transactions. In the event of (a) a dissolution or liquidation of the Company, (b) merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly owned subsidiary, a reincorporation of the Company in a different State, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings, and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Awardees, (c) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Awardees. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Awardees as was provided to shareholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Holder, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Holder, In the event such successor corporation (if any) refuses or otherwise declines to assume or substitute Awards, as provided above, (i) the vesting of any or all Awards granted pursuant to this Plan will accelerate immediately prior to the effective date of a transaction described in this Section 4.3 and (ii) any or all Stock Options granted pursuant to this Plan will become exercisable in full prior to the consummation of such event at such time and on such conditions as the Committee determines. If such Stock Options are not exercised prior to the consummation of the corporate transaction, they shall terminate at such time as determined by the Committee. Subject to any greater rights granted to Awardees under the foregoing provisions of this Section 4.3, in the event of the occurrence of any transaction described in this Section 4.3, any outstanding Awards will be treated as provide in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

     5.          Eligibility.

     Awards may be made or granted to employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company or its Subsidiaries and who are deemed to have contributed or to have the potential to contribute to the success of the Company. Notwithstanding anything to the contrary contained in the Plan, Awards covered or to be covered under a registration statement on Form S-8 may be made under the Plan only if (a) they are made to a natural person, (b) who provide bona fide services to the Company or its Subsidiaries, and (c) the services are not in connection with the offer and sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

     6.          Stock Options.

6.1	Grant and Exercise. Any Stock Option granted under the Plan shall contain such terms, not inconsistent with this Plan as the Committee may from time to time approve.

6.2	Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions:

(a)	Option Term. The term of each Stock Option shall be fixed by the Committee.

(b)

Exercise Price. The exercise price per share of the Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and may not be less than 50% of the Fair Market Value on the day of grant.

(c)

Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and as set forth in Section 10 below. If the Committee provides, in its discretion, that any Stock Option is exercisable only in installments, i.e. that it vests over time, the Committee may waive such installment exercise provisions at any time at or after the time of grant in whole or in part, based upon such factors as the Committee shall determine.

(d)

Method of Exercise. Subject to whatever installment, exercise and waiting period provisions are applicable in a particular case, Stock Options may be exercised in whole or in part at any time during the term of the Stock Option, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price, which shall be in cash or, if provided in the Agreement, either in shares of Common Stock (including Restricted Stock and other contingent Awards under this Plan) or partly in cash and partly in Common Stock, or such other means which the Committee determines are consistent with the Plan’s purpose and applicable law. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be required to deliver certificates for shares of Common Stock with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof. Payments in the form of Common Stock shall be valued at Fair Market Value on the date prior to the date of exercise. Such payments shall be made by delivery of stock certificates in negotiable form that are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. A Holder shall have none of the rights of a Shareholder with respect to the shares subject to the Option until such shares shall be transferred to the Holder upon the exercise of the Option.

(e)

Transferability. Except as may be set forth in the Agreement, no Stock Option shall be transferable by the Holder other than by will or by the laws of descent and distributions, and all Stock Options shall be exercisable, during the Holder’s lifetime only by the Holder (or, to the extent of legal incapacity or incompetency, the Holder’s guardian or legal representative).

(f)

Termination by Reason of Death. If a Holder’s employment by the Company or a Subsidiary terminates by reason of death, any Stock Option held by such Holder, unless otherwise determined by the Committee at the time of grant and set forth in the Agreement, shall thereupon automatically terminate, except that the portion of such Stock Option that has vested on the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the Holder under the will of the Holder, for a period of one year (or such other greater or lesser period as the Committee may specify at grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(g)

Termination by Reason of Disability. If a Holder’s employment by the Company or any Subsidiary terminates by reason of Disability, any Stock Option held by such Holder, unless otherwise determined by the Committee at the time of grant and set forth in the Agreement, shall there upon automatically terminate, except that the portion of such Stock Option that has vested on the date of termination may thereafter be exercised by the Holder for a period of one year (or such other greater or lesser period as the Committee may specify at the time of grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter.

(h)

Other Termination. Subject to the provisions of Section 13 below, and unless otherwise determined by the Committee at the time of grant and set forth in the Agreement, if a Holder is an employee of the Company or a Subsidiary at the time of grant and if such Holder’s employment by the Company or any Subsidiary terminates for any reason other than death or Disability, the Stock Option shall thereupon automatically terminate, except that if the Holder’s employment is terminated by the Company or a Subsidiary without cause or due to normal retirement, then the portion of such Stock Option that has vested on the date of termination of employment may be exercised for the lesser of three months after termination of employment or the balance of such Stock Option’s term.

(i)

Buyout and Settlement Provisions. The Committee may at any time, subject to Board authorization, if indicated, offer to repurchase a Stock Option previously granted, based upon such terms and conditions, as the Committee shall establish and communicate to the Holder at the time that such offer is made.

7.          Stock Appreciation Rights.

7.1

Grant and Exercise. The Committee, subject to Board authorization, if indicated, may grant Stock Appreciation Rights to participants who have been, or are being granted, Stock Options under the Plan as a means of allowing such participants to exercise their Stock Options without the need to pay the exercise price in cash. A Stock Appreciation Right may be granted either at or after the time of the grant of such Stock Option.

7.2	Terms and Conditions. Stock Appreciation Rights shall be subject to the following terms and conditions:

(a)	Exercisability. Stock Appreciation Rights shall be exercisable as shall be determined by the Committee and set forth in the Agreement.

(b)	Termination. A Stock Appreciation Right shall terminate and shall no longer be exercisable upon the termination or exercise of the related Stock Option.

(c)

Method of Exercise. Stock Appreciation Rights shall be exercisable upon such terms and conditions as shall be determined by the Committee and set forth in the Agreement and by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Holder shall be entitled to receive a number of shares of Common Stock equal to the SAR Value divide by the Fair Market Value on the date the Stock Appreciation Right is exercised.

(d)

Shares Affected by the Plan. The granting of a Stock Appreciation Right shall not affect the number of shares of Common Stock available for Awards under the Plan. The number of shares available for Awards under the Plan however, may be reduced by the number of shares of Common Stock acquirable upon exercise of the Stock Option to which such Stock Appreciation Right relates.

8.	Restricted Stock.

8.1

Grant. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee, subject to Board authorization, if indicated, shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be awarded, the number of shares to be awarded, the price (if any) to be paid by the Holder, the time or times within which such Awards may be subject to forfeiture “Restriction Period”), the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards.

	8.2	Terms and Conditions. Each Restricted Stock Award shall be subject to the following terms and conditions:

(a)

Certificates. Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the Holder to whom such Restricted Stock shall have been awarded. During the Restriction Period, certificates representing the Restricted Stock and any securities constituting Retained Distributions (as defined below) shall bear a legend to the effect that ownership of the Restricted Stock (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the Agreement. Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan and the Agreement.

(b)

Rights of Holder. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. The Holder will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Stock, with the exceptions that (i) the Holder will not be entitled to delivery of the stock certificate or certificates representing such Restricted Stock until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock during the Restriction Period; (iii) other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declare with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; (iv) a breach of any of the restrictions, terms or conditions contained in this Plan or the Agreement or otherwise established by the Committee with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.

(c)

Vesting; Forfeiture. Upon the expiration of the Restriction Period with respect to each Award of Restricted Stock and the satisfaction of any other applicable restrictions, terms and conditions (i) all or part of such Restricted Stock shall become vested in accordance with the terms of the Agreement, subject to Section 10 below, and (ii) any Retained Distributions with respect to such Restricted Stock shall become vested to the extent that the Restricted Stock related thereto shall have become vested, subject to Section 10 below. Any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that shall have been so forfeited.

9.	Other Stock-Based Awards.

Other-Stock Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, or other rights convertible into shares of Common Stock and Awards valued by reference to the value of securities of or the performance of specified Subsidiaries. Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other Awards under this Plan or any other plan of the Company. Each other Stock-Based Award shall be subject to such terms and conditions as may be determined by the Committee.

10.	Accelerated Vesting and Exercisability.

10.1.   Non Approved Transactions. If any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as referred to in Rule 13-d3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities in one or more transactions, and the Board does not authorize or otherwise approve such acquisition, then the vesting periods of an and all Stock Options and other Awards granted and outstanding under the Plan shall be accelerated and all such Stock Options and Awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all Common Stock subject to such Stock Options and Awards on the terms set forth in this Plan and the respective agreements respecting such Stock Options and Awards.

10.2.   Approved Transactions. The Committee may, subject to Board authorization, if indicated, in the event of an acquisition of substantially all of the Company’s assets or at least 50% of the combined voting power of the Company’s then outstanding securities in one or more transactions (including by way of merger or reorganization) which has been approved by the Company’s Board of Directors, (i) accelerate the vesting of any and all Stock Options and other Awards granted and outstanding under the Plan, and (ii) require a Holder of any Award granted under this Plan to relinquish such Award to the Company upon the tender by the Company to Holder of cash in an amount equal to the Repurchase Value of such Award.

11.        Amendment and Termination.

The Board may at any time, and from time to time, amend, alter, suspend or discontinue any of the provisions of the Plan, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of a Holder under any Agreement theretofore entered into hereunder, without the Holder’s consent.

12.        Term of Plan.

The Plan shall become effective at such time as the Plan is approved and adopted by the Company’s Board of Directors (the “Effective Date”). Unless otherwise terminated by the Board, this Plan shall continue to remain effective until the earlier of ten (10) years from the Effective Date or such time as no further Awards may be granted and all Awards granted under the Plan are no longer outstanding.

13.        General Provisions.

13.1

Written Agreements. Each Award granted under the Plan shall be confirmed by, and shall be subject to, the terms of the Agreement executed by the Company and the Holder. The Committee may terminate any Award made under the Plan if the Agreement relating thereto is not executed an returned to the Company within 10 days after the Agreement has been delivered to the Holder for his or her execution.

13.2

Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. Unless otherwise determined by the Board, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of an award granted under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured general creditor of the Company.

13.3	Employees.

(a)

Engaging in Competition with the Company; Disclosure of Confidential Information. If a Holder’s employment with the Company or a Subsidiary is terminated for any reasons whatsoever and within three months after the date thereof such Holder either (i) accepts employment with any competitor of, or otherwise engages in competition with, the Company or (ii) discloses to anyone outside the Company or uses any confidential information or material of the Company in violation of the Company’s policies or any agreement between the Holder and the Company, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any Award that was realized or obtained by such Holder at any time during the period beginning on that date that is six months prior to the date such Holder’s employment with the Company is terminated.

(b)

Termination for Cause. If a Holder’s employment with the Company or a Subsidiary is terminated for cause, subsequent to the grant of any Award under this Plan to such employee, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any Award that was realized or obtained by such Holder at any time following the grant date of such Award.

(c)

Nor Right of Employment. Nothing contained in the Plan or in any Award hereunder shall be deemed to confer upon any Holder who is an employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any Holder who is an employee at any time.

13.4

Investment Representations; Company Policy. The Committee may require each person acquiring shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Holder is acquiring the shares for investment without a view to distribution thereof. Each person acquiring shares of Common Stock pursuant to a Stock Option or other Award under the Plan shall be required to abide by all policies of the Company in effect at the time of such acquisition and thereafter with respect to the ownership and trading of the Company’s securities.

13.5

Additional Incentive Arrangements. Nothing contained in the Plan shall prevent the Board from adopting such other or additional incentive arrangement as it may deem desirable, including, but not limited to, the granting of Stock Options and the Awarding of Common Stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

13.6

Withholding Taxes. No later than the date as of which an amount must first be included in the gross income of the Holder for Federal income tax purposes with respect to any option or other Award under the Plan, the Holder shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Committee, tax withholding or payment obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company or the Holder’s employer (if not the Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Holder from the Company or any Subsidiary.

13.7	Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Nevada.

13.8

Other Benefit Plans. Any Award granted under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to Awards under this Plan).

13.9

Non-Transferability. Except as otherwise expressly provided in the Plan or the Agreement, no right, benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbered or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void.

13.10

Applicable Laws. The obligations of the Company with respect to all Stock Options and Awards under the Plan shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the Securities Act of 1933, as amended, and (ii) the rules and regulations of any securities exchange of which the Common Stock may then be listed.

13.11

Conflicts. If any of the terms or provisions of any Agreement conflict with any terms or provisions of the Plan, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of the Plan. Additionally, if any Agreement does not contain any provision required to be included therein under the Plan, such provision shall be deemed to be incorporated with the same force and effect as if such provision had been set out at length therein.

13.12	Use of Proceeds. The cash proceeds received by the Company from the issuance of shares pursuant to awards under the Plan shall constitute general funds of the Company.

13.13	Future Rights. No person shall have any claim or rights to be granted an award under the Plan and no participant shall have any rights under the Plan to be retained in the employ of the Company.

13.14

Successors and Assigns. The Plan shall be binding on all successors and assigns of a participant including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant’s creditors.

Laredo Resources Corp.
Unanimous Written Consent of Board of Directors
in Lieu of Meeting

             The undersigned, being the sole director of Laredo Resources Corp., a Nevada corporation (the “Corporation”), does hereby waive notice and consent to the adoption of the following resolutions pursuant to the Nevada Revised Statutes, and adopt the following resolutions with the same force and effect as if such resolutions had been duly presented and adopted at a meeting of the Board of Directors of the Corporation:

             WHEREAS, the Board of Directors realizes it would be in the best interests of the Corporation to compensate additional consultants with S-8 shares of common stock for valuable services rendered to the Corporation which would require an increase in the number of allowable shares under the 2014 Employee and Consultant Equity Compensation Plan (the “Plan”) to Seven Hundred Million (700,000,000) shares;

             WHEREAS, it is necessary to register the additional shares allowable under the Plan through the filing of a Post-Effective Amendment to the S-8 Registration Statement filed with the Securities and Exchange Commission on January 30, 2014; therefore be it

             RESOLVED, that the Board of Directors deem it necessary and advisable to amend the 2014 Employee and Consultant Equity Compensation Plan and hereby resolves to amend Section 4(1) to read as follows:

“Number of Shares. The total number of shares of Common Stock reserved and available for issuance under the Plan shall be Seven Hundred Million (700,000,000) shares. Shares of Common Stock under the Plan may consist, in whole or in part, or authorized and unissued shares or treasury shares. If any share of Common Stock that have been granted pursuant to a Stock Option ceases to be subject to a Stock Option, or if any shares of Common Stock that are subject to any Stock Appreciation Right, Restricted Stock, Deferred Stock Award, or Other Stock-Based Award granted hereunder are forfeited or any such Award otherwise terminates without a payment being made to the Holder in the form of Common Stock, such shares shall again be available for distribution in connection with future grants and Awards under the Plan.”

             AND BE IT FURTHER RESOLVED, that the updated and revised Plan is attached hereto as Exhibit A;

             AND BE IT FURTHER RESOLVED, that the Board of Directors hereby directs the Company to prepare and file with the Securities Exchange Commission a Post-Effective Amendment to the registration statement on Form S-8 filed January 30, 2014 to register the additional 300,000,000 shares authorized under the Plan;

             AND BE IT FURTHER RESOLVED, that the Officers of the Company hereby are, and each of them with the full authority to act without the others hereby is, authorized, in the name of and on behalf of the Company, to execute all other documents necessary to facilitate the actions of the Company as described herein.

             IN WITNESS WHEREOF, I hereby set my hands this 9th day of April, 2014.

Robert Gardner
Director